Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-117198 on Form S-3/A and 333-117199 on Form S-8 of our reports dated March 10, 2009, relating to the consolidated financial statements and financial statement schedule of MEDTOX Scientific, Inc. (the “Company”) (which report expresses an unqualified opinion), and the effectiveness of MEDTOX Scientific, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of MEDTOX Scientific, Inc. for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

March 10, 2009